As filed with the Securities and Exchange Commission on July 6, 2020	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMPAC MORTGAGE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Maryland	33-0675505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612

(Address of principal executive offices)

(949) 475-3600

(Registrant’s telephone number, including area code)

Impac Mortgage Holdings, Inc. 2020 Equity Incentive Plan

(Full title of the plan)

Nima J. Vahdat	Copy to:
General Counsel	Craig D. Miller, Esq.
19500 Jamboree Road	Manatt, Phelps & Phillips, LLP
Irvine, CA 92612	One Embarcadero Center
(949) 475-3600	San Francisco, CA 94111
(Name, address and telephone number of agent	Telephone: (415) 291-7400
for service)	Facsimile: (415) 291-7474

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	2,000,000 shares	$1.51 (3)	$3,020,000	$392.00

(1) Includes certain preferred stock purchase rights associated with the shares of Common Stock pursuant to the Tax Benefits Preservation Rights Agreement dated October 23, 2019.

(2) This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends or similar transactions pursuant to Rule 416 of the Securities Act of 1933, as amended.

(3) Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NYSE American on July 7, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission, or SEC, (File No. 001-14100) are incorporated herein by reference:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 13, 2020;

b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules);

c)	the information identified as incorporated by reference under Item 14 of Part III of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 from its Definitive Proxy Statement on Schedule 14A for its 2020 annual meeting of stockholders, filed with the SEC on April 28, 2020;

d)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description, filed pursuant to Section 12(b) of the Exchange Act initially on December 24, 2009; and

e)	The description of the Registrant’s preferred stock purchase rights contained in its registration statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description, filed pursuant to Section 12(b) of the Exchange Act initially on October 23, 2019.

The Registrant incorporates by reference the documents listed above and any documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, (except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein) prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant's charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Registrant's charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director of Registrant and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of Registrant. The Registrant's bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while a director of Registrant and at our request, serves or has served another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws of the Registrant also permit it to indemnify and advance expenses to any person who served a predecessor of Registrant in any of the capacities described above and to any of our employees or agents or a predecessor of Registrant.

The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. However, under Maryland law the Registrant may not indemnify a director or advance expenses for a proceeding brought by that director against the Registrant except for (1) proceedings brought by that director to enforce indemnification or (2) as provided otherwise in the Registrant's charter, Registrant's bylaws, a resolution of the board of directors, or an agreement approved by the board of directors.

In addition, the Registrant has entered into Indemnification Agreements approved by its board of directors with its officers and directors pursuant to which the Registrant has agreed to indemnify such individuals and to advance expenses incurred in defending any action or proceeding. The Registrant maintains for the benefit of its officers and directors, officers' and directors' insurance.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number
5.1	Opinion of Venable, LLP.

23.1	Consent of Squar Milner LLP.

23.2	Consent of Venable, LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

99.1	Impac Mortgage Holdings, Inc. 2020 Equity Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2020).

99.2	Form of Stock Option Agreement for 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed with the SEC on June 25, 2020).

99.3	Form of Restricted Stock Agreement for 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed with the SEC on June 25, 2020).

99.4	Form of Restricted Stock Unit Agreement for 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed with the SEC on June 25, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 13th day of July, 2020.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ George A. Mangiacarina
George A. Mangiacarina
Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Impac Mortgage Holdings, Inc., do hereby constitute and appoint George A. Mangiacarina and Paul Licon, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ George A. Mangiacarina	Chairman of the Board, Chief Executive Officer	July 13, 2020
George A. Mangiacarina	and Director (Principal Executive Officer)

/s/ Paul Licon	Chief Financial Officer and Chief Accounting Officer	July 13, 2020
Paul Licon	(Principal Financial and Accounting Officer)

/s/ Katherine J. Blair
Katherine J. Blair	Director	July 13, 2020

/s/ Stewart B. Koenigsberg
Stewart B. Koenigsberg	Director	July 13, 2020

/s/ Frank P. Filipps
Frank P. Filipps	Director	July 13, 2020